Submitted Online via the NASDAQOMX Listing Center

October 22, 2013

The NASDAQ Listing Qualifications Panel
c/o Ms. Amy Horton
Associate General Counsel
Office of General Counsel, Hearings
The NASDAQ Stock Market LLC
805 King Farm Boulevard
Rockville, MD  20850

Re:	WPCS International Incorporated (NCM: WPCS)
NASDAQ Listing Qualifications Hearings; Docket NQ 6038C-13
Pre-Hearing Submission

Dear Members of the Listing Qualifications Panel:

This letter constitutes the formal written submission of WPCS International Incorporated (“WPCS” or the “Company”) in response to a determination by the NASDAQ Listing Qualifications Staff (the “Staff”) to delist the Company’s common stock from The NASDAQ Capital Market based upon the Company’s non-compliance with the $2.5 million stockholders’ equity requirement, as set forth in NASDAQ Listing Rule 5550(b)(2) (the “Stockholders’ Equity Requirement”).  We understand that the delisting action referenced in the Staff’s letter dated October 7, 2013 has been stayed pending a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) on November 7, 2013, and the subsequent issuance of a written decision on behalf of the Panel.

This letter presents an overview of the Company’s business and its plan to regain and sustain compliance with the Stockholders’ Equity Requirement.  In addition, attached as Exhibit A is a list of the Company’s Form 8-K filings since the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2013 on July 29, 2013.  Also attached, as Exhibit B, is a list of and biographies for those individuals who may attend the hearing on behalf of the Company.

At the hearing, the Company and its representatives will provide the Panel with a detailed update regarding the Company’s compliance plan.  Based upon that information, the Company will request an exception within which to evidence compliance with the Stockholders’ Equity Requirement and its continued compliance with all other applicable requirements for continued listing on The NASDAQ Capital Market.

NASDAQ Listing Qualifications Panel
October 22, 2013

Company Overview

WPCS was founded in 2002 and listed on NASDAQ in 2005.  The Company is headquartered in Exton, Pennsylvania.

WPCS is a global provider of design-build engineering services for communications infrastructure, with approximately 250 employees in five operations centers on three continents. The Company provides its engineering capabilities, including wireless communication, specialty construction and electrical power, to a diversified customer base in the public services, healthcare, energy and corporate enterprise markets worldwide.

The Company’s Wireless Communication segment designs and deploys wireless network solutions comprising Wi-Fi networks, point-to-point systems, mesh networks, microwave systems, cellular networks, in-building systems, and two-way communication systems. The Company’s Specialty Construction segment is involved in the construction and maintenance of pipelines for natural gas and petroleum transmission, and provision of trenching services for power lines, telecommunications, and water lines.  The Company’s Electrical Power segment offers electrical contracting services for commercial and industrial facilities of various types and sizes to upgrade their power systems, and creates integrated building systems, including the installation of structured cabling systems and electrical networks, as well as supports the integration of building communications technology for voice and data, life safety, security, and HVAC.

 For the fiscal year ended April 30, 2013, the Company generated consolidated EBITDA of approximately $818,000 on revenue of $42.3 million (compared to an EBITDA loss of $12.2 million on $65.5 million of revenue for the same period in the prior year).  For the fourth quarter of fiscal year 2013 ended April 30, 2013, primarily due to certain significant project delays, the Company generated a $311,000 EBITDA loss on revenue of $9.4 million (compared to an EBITDA loss of $7.9 million on revenue of $12.0 million for the same period a year prior).  At July 31, 2013, WPCS had a backlog of $26.1 million in orders to fulfill and a bid list of $52.2 million in potential projects.

For the fourth quarter and year ended April 30, 2013, WPCS recorded a non-cash goodwill impairment charge of approximately $1.9 million, as it determined that the carrying value of its Australia operations exceeded the fair value.  In addition, and as discussed further below in the section entitled Plan of Compliance, the conversion features of the notes and common stock purchase warrants issued in the December 2012 financing are deemed to be derivative financial instruments that are accounted for as a note discount with each being a derivative liability.  As such, WPCS is required to determine the fair value of these liabilities, with the changes in fair value recorded in the financial results each period as a non-cash charge or gain.  For the fourth quarter and fiscal year ended April 30, 2013, WPCS recorded non-cash charges of approximately $2.7 million and $4.1 million, respectively, for the amortization of note discounts and change in fair value of the derivative liabilities.  Notably, these are non-cash charges and do not affect the operating cash flow or working capital of the Company.

NASDAQ Listing Qualifications Panel
October 22, 2013

For the fourth quarter ended April 30, 2013, WPCS reported a net loss of approximately $6.2 million, which includes the aforementioned non-cash charges as well as a non-cash charge of $2.3 million related to valuation allowances for deferred taxes.  This compares to a net loss of $8.5 million for the same period one year prior, which included a loss from discontinued operations for the Company’s Hartford and Lakewood operations of approximately $777,000.1  For the fiscal year ended April 30, 2013, WPCS reported a net loss of approximately $6.9 million, which included the aforementioned non-cash charges, and included income from discontinued operations for the Company’s Hartford and Lakewood operations of approximately $1.2 million. This compares to a net loss of $20.5 million for the same period one year prior, which included a non-cash charge of $6.6 million related to valuation allowances for deferred taxes and a loss from discontinued operations of approximately $3.9 million related to the sale of the Company’s Hartford, Lakewood, St. Louis and Sarasota Operations.

In the first quarter ended July 31, 2013, the Company generated revenues of $9.7 million and had an operating loss of $1.6 million, due primarily to a one-time charge of approximately $1.5 million related to severance expense recorded for its former CEO and Chairman.  Notwithstanding, the Company experienced a net loss of approximately $5.9 million for the quarter, which was attributable in large part to a non-cash charge of approximately $4.1 million for the amortization of note discount and change in fair value of derivative liabilities. As is discussed more fully below, the first and most significant step in the Company’s plan of compliance is focused on restructuring the securities that were the source of the derivative liabilities and the amortization of the note discount.

Plan of Compliance

The Company is executing on a multi-pronged strategy that will enable it to evidence compliance with the Stockholders’ Equity Requirement and thereafter sustain compliance with that requirement over the longer term.  Specifically, the Company is pursuing the following actions:

•      The restructuring of the Company’s senior secured convertible notes (the “Notes”) and attendant warrants so as to eliminate the basis for certain derivative liabilities, which would result in an anticipated gain in stockholders’ equity of approximately $9 million in the near term;

1 On July 25, 2012, the Company and the Hartford and Lakewood Operations entered into an Asset Purchase Agreement, pursuant to which the Hartford and Lakewood Operations sold substantially all of their assets and liabilities to two newly-created subsidiaries of Kavveri for a purchase price of $5.5 million in cash, subject to adjustment and assumption of their various liabilities.  At closing, the Company received $4.9 million in cash, and the remaining $600,000 of the purchase price was to be placed into escrow pursuant to the Asset Purchase Agreement. WPCS used the proceeds from the sale to repay the full amount outstanding under a credit agreement of $4,022,320 as of July 25, 2012. The difference of $877,680 was deposited in the Company’s operating cash account.

NASDAQ Listing Qualifications Panel
October 22, 2013

•      The sale of the Company’s China-based operations, resulting in an anticipated gain in stockholders’ equity of approximately $300,000;

•      The sale of the Company’s Suisun City operations to the management of those operations, resulting in an anticipated gain in stockholders’ equity of approximately $2.2 million; and

•      The continued implementation of various cost reduction measures to further reduce the Company’s burn rate by approximately $450,000 for the remainder of fiscal 2014.

The Company is also pursuing additional actions to further increase stockholders’ equity, although such actions are not considered integral to the Company’s plan to regain and sustain compliance with the Stockholders’ Equity Requirement, including the settlement of approximately $1.6 million in debt owed by WPCS to Zurich American Insurance Company (“Zurich”) for an anticipated additional gain in stockholders’ equity of up to $1 million.

Below please find a more detailed discussion of each component of the Company’s compliance plan:

Elimination of Derivative Liability & Notes

On December 4, 2012, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with six accredited investors (the “Noteholders”), pursuant to which the Company sold an aggregate of (i) $4 million in principal amount of the Notes and (ii) warrants to purchase 2,274,796 shares of the the Company’s common stock (the “Warrants”) for aggregate gross proceeds of $4 million.  The financing closed on December 5, 2012.  Although subject to adjustment, the current conversion price on the Notes is $2.1539 per share, and the warrant exercise price is also currently $2.1539 per share. The warrants are exercisable for a period of five years from the closing date.  On October 21, 2013, the closing price of the Company’s common stock was $2.47 per share.

The Notes are currently classified as a derivative liability on the Company’s balance sheet due to certain anti-dilution features.  The total amount of Notes and the related embedded derivative liability on the Company’s balance sheet as of April 30, 2013 was approximately $1.1 million (net of debt discount) and $3.1 million, respectively.  In addition, as of April 30, 2013, the Company recognized a liability of approximately $3.86 million for the fair value of the Warrants.

NASDAQ Listing Qualifications Panel
October 22, 2013

On July 30, 2013, WPCS issued an aggregate of 158,242 shares of its common stock to two investors upon the conversion of an aggregate of $340,839 of the Notes and on August 1, 2013, the Company issued an additional 117,500 shares of common stock to two investors upon the conversion of an aggregate of $253,084 of the Notes for a total of $593,000 of debt converted to equity.

As of July 31, 2013, following the conversion of $593,000 of debt, the total amount of Notes and embedded derivative liabilities was approximately $1.55 million (net of debt discount) and $3.94 million, respectively.  As of July 31, 2013, the liability for the fair value of the Warrants was approximately $5.4 million.  The increase in fair value from April 30, 2013 was principally due to the increase in the price of the Company’s common stock at July 31, 2013 compared to April 30, 2013. As a result of the foregoing, the Company’s stockholders’ deficit at July 31, 2013 was $5,722,405.

The Noteholders are supportive of the Company’s efforts to streamline its operations, divest unprofitable business units and clean up the Company’s balance sheet.  To that end, the Company has been working with the Noteholders to restructure the Warrants and Notes in a manner that will eliminate the features in each that result in the creation of the derivative liabilities.  The Company has received a term sheet from the Noteholders, which was approved by the Company’s Board of Directors on October 21, 2013, subject to amending waiver agreement language such that the restructuring removes an event of default.2 The Company intends to file the required Listing of Additional Shares form for the proposed restructuring with the NASDAQ Staff during the week of October 21, 2013.  The Company believes the restructuring of the Notes and Warrants will result in an increase in the Company’s stockholders’ equity balance of approximately $9 million.

Sale of Suisun City Operations

The Company is pursuing the sale of its Suisun City operations, which generated EBITDA of approximately $900,000 for the year ended April 30, 2013.  The Company is actively negotiating with management of those operations as well as an interested third party regarding such a sale at a minimum price of approximately $3.0 million, and is expecting the execution of a letter of intent in the near term.  The Suisun City operations currently have a net book value of approximately $755,000; as such, the Company believes the divestiture of the Suisun City operations will increase the Company’s stockholders’ equity balance by approximately $2.245 million.  Importantly, the Noteholders have cleared the way for completion of this sale by agreeing to release the Company from certain collateral obligations attendant to the Notes upon completion of a transaction.  The Company is in discussions with its legal counsel as to whether this transaction will require shareholder approval (either prior or subsequent to its execution), which determination will necessarily impact the ultimate timing for completion of the transaction.

2 The event of default was triggered by the initiation of the NASDAQ delisting proceeding.

NASDAQ Listing Qualifications Panel
October 22, 2013

Sale of China-based Operations

WPCS has executed a letter of intent for the sale of its 60% controlling interest in its China-based joint venture operations, otherwise referred to as the Taian AGS Pipeline Construction Co. Ltd.  The proposed sale price is $1.5 million and, after payment of dividends owed to the Company, the net book value would be approximately $1.2 million, resulting in an estimated gain on the sale and increase in stockholders’ equity of approximately $300,000.  The Company anticipates completion within the near term.

Cost Reduction Measures and Improved Operating Results

The Company continues to focus on cutting overhead costs and closing underperforming operations.  In that regard, the Company recently closed its unprofitable Trenton operations and is in the process of divesting its unprofitable Australia operations to the former Chief Executive Officer of the Company.  The sale of the Australian operations will result in both the elimination of an unprofitable operating unit and the severance liability currently owed to the former CEO.  Additional cost reductions, including headcount reductions and related salary and benefit savings, are ongoing.  The impact of these measures will result in a reduction in operating costs for the balance of fiscal 2014 of approximately $450,000.

Following the divestiture of the operations discussed above, the Company’s operations will consist primarily of its electrical contracting operations, which are based in Seattle, Washington.  The Seattle operations, which have approximately 75 employees (or 30% of the Company’s current employee base), are expected to continue to generate annual revenues of approximately $10 million.  For the fiscal year ended April 30, 2013, the Seattle operations generated approximately $10 million in revenue and $900,000 in EBITDA, representing approximately 24% of the Company’s consolidated revenue and 111% of the Company’s EBITDA for fiscal 2013.  In addition, while the Company had an aggregate net loss of over $6.3 million, the Seattle operations generated net income of approximately $700,000.

Additional Potential Equity Yielding Event

Zurich Settlement

On July 12, 2012, WPCS executed a Surety Financing and Confession of Judgment Agreement (the “Financing Agreement”) with Zurich.  Under the terms of the Financing Agreement, Zurich advanced to the Company $793,927 to assist in the completion of the Company’s contract with the Camden County Improvement Authority for work at the Cooper Medical Center of Rowan University (the “Cooper Project”), a $16.2 million project completed by the Company’s operations in Trenton, NJ.  Pursuant to the Financing Agreement, the Company was to repay Zurich the financial advances by September 2012; ultimately, however, Zurich paid certain of the Company’s vendors on behalf of the Company in accordance with Zurich’s obligations under its payment bond on the Cooper Project.

NASDAQ Listing Qualifications Panel
October 22, 2013

Thereafter, on April 17, 2013, WPCS executed a Surety Forbearance and Confession of Judgment Agreement (the “Forbearance Agreement”) with Zurich, which supersedes the Financing Agreement.  As of April 30, 2013, the net loss amount owed Zurich under the Forbearance Agreement was approximately $1.74 million, and is classified as “Other Payable” on the Company’s consolidated balance sheet.  As of July 31, 2013, the net loss amount owed to Zurich was approximately $1.6 million.

WPCS is in negotiations with Zurich regarding a settlement of the debt, likely via significantly discounting the amount owed to Zurich, and has introduced the Noteholders into the negotiations in an effort to compel Zurich to enter into such a settlement.  The Noteholders’ security interest in the Company’s assets is superior to Zurich’s and, as such, the Company and the Noteholders believe that Zurich will ultimately accept a discounted settlement of the debt and, in fact, Zurich has already indicated its willingness to consider such a discount.  Although the negotiations are ongoing, the Company is hopeful that such a settlement will be completed by year-end.

Conclusion

At the hearing, the Company will provide the Panel with a detailed update regarding its compliance efforts and, based upon that information, the Company will request an exception within which to demonstrate compliance with the Stockholders’ Equity Requirement and its continued compliance with all other applicable requirements for continued listing on The NASDAQ Capital Market.

***

NASDAQ Listing Qualifications Panel
October 22, 2013

We thank you in advance for your consideration of this matter and look forward to meeting with you at the hearing.  Please feel free to contact the undersigned via NASDAQ counsel if you have any questions or require any additional information.

Sincerely,

David A. Donohoe, Jr.

cc:	Sebastian Giordano, Interim Chief Executive Officer, WPCS International Incorporated
Joseph A. Heater, Chief Financial Officer, WPCS International Incorporated

Exhibits

NASDAQ Listing Qualifications Panel
October 22, 2013

Exhibit A:  List and Summaries of Current Reports on Form 8-K

The Company has filed the following Current Reports on Form 8-K with the SEC since the filing of its Annual Report on Form 10-K for the fiscal year ended April 30, 2013, on July 29, 2013 (in reverse chronological order):

Filing Date	Summary of Event
October 10, 2013
Receipt of NASDAQ delist determination due to the Company’s non-compliance with the Stockholders’ Equity Requirement.

Disclosure of event of default on Notes as a result of receipt of NASDAQ delist determination, resulting in the Noteholders right to require the Company to redeem the Notes equal to the greater of (i) 125% of the principal and accrued but unpaid interest owed by the Company to the Noteholder or (ii) the number of shares of common stock issuable upon full conversion of the Notes multiplied by 125% of the highest closing sales price of the Company’s common stock from October 4, 2013 until the Notes are repaid in full. Currently, the principal amount of Notes outstanding is approximately $3.4 million.

No Noteholder has exercised its right of redemption.

September 27, 2013
Issuance of press release on September 27, 2013 disclosing that WPCS Australia Pty Ltd (“WPCS Australia”), a wholly-owned subsidiary of the Company, had entered into a Securities Purchase Agreement (“Agreement”) with Turquino Equity LLC, a limited liability company (“Turquino”), whose managing member is Andrew Hidalgo, the Company’s former Chairman and Chief Executive Officer, pursuant to which WPCS Australia agreed to sell 100% of the shares of The Pride Group (QLD) Pty Ltd, an Australian corporation wholly-owned by WPCS Australia, to Turquino, for $1.4 million at closing.

September 25, 2013	Execution of Agreement on September 19, 2013, between WPCS Australia and Turquino for sale of 100% of The Pride Group (QLD) Pty Ltd to Turquino for $1.4 million at closing.
September 16, 2013	Regulation FD disclosure indicating that on September 16, 2013 the Company held an earnings conference call to discuss its unaudited financial results for the first fiscal quarter ended July 31, 2013.

NASDAQ Listing Qualifications Panel
October 22, 2013

Filing Date	Summary of Event
September 16, 2013	On September 16, 2013, the Company announced its operating results for the first fiscal quarter ended July 31, 2013.
September 13, 2013	Effective September 9, 2013, based on the recommendation of the Nomination Committee of the Company’s Board of Directors, WPCS appointed Harvey Kesner as an independent director to the Board.
August 2, 2013	Receipt of NASDAQ deficiency notice from the Staff based upon the Company’s non-compliance with the Stockholders’ Equity Requirement.
August 1, 2013
On July 30, 2013, WPCS issued an aggregate of 158,242 shares of its common stock to two investors upon the conversion of an aggregate of $340,839 of outstanding senior secured convertible debentures.

On August 1, 2013, the Company issued an aggregate of 117,500 shares of common stock to two investors upon the conversion of an aggregate of $253,084 of debentures.

July 29, 2013	Regulation FD disclosure indicating that on July 29, 2013 the Company held an earnings conference call to discuss its audited financial results for the fiscal year ended April 30, 2013.
July 29, 2013	On July 29, 2013, WPCS announced its operating results for the fiscal year ended April 30, 2013.

NASDAQ Listing Qualifications Panel
October 22, 2013

Exhibit B:  List and Biographies of Potential Hearing Participants

Sebastian Giordano, Interim Chief Executive Officer, WPCS International Incorporated

Mr. Giordano contributes expertise in areas of restructuring, operations, finance, strategic planning and business development.  He has over 25 years of experience as a board member and senior executive. Mr. Giordano has held senior positions with ITT Continental Baking Company, AMF Incorporated, Dynamics Corporation of America and IPCO Corporation.  He has extensive experience in analyzing business units engaged in manufacturing, distribution and retail sectors across multiple industries, including food service, healthcare, consumer and industrial products. Mr. Giordano received his undergraduate degree and MBA from Iona College.

Joseph A. Heater, Chief Financial Officer, WPCS International Incorporated

Mr. Heater is responsible for the Company’s financial management and financial reporting functions.  As a CPA, Mr. Heater has over 20 years of financial management experience specializing in financial controls, SEC reporting and mergers & acquisitions.  Formerly, Mr. Heater was the director of financial planning and analysis and assistant corporate controller for multi-billion dollar Airgas Incorporated, where he was involved with the due diligence and accounting integration of several acquisitions.  In addition, Mr. Heater was a manager of audit and business advisory services for Arthur Andersen.  Mr. Heater holds a Business Administration degree from the University of Nebraska and an MBA from Villanova University.  He is also a member of the American Institute of Certified Public Accountants.

David A. Donohoe, Jr., Donohoe Advisory Associates LLC, Advisor to the Company

Mr. Donohoe is President of Donohoe Advisory Associates LLC, which provides consulting and advisory services to public and private companies with an emphasis on listing matters.  He also currently serves as a Managing Director for Roth Capital Partners, LLC, a FINRA member firm, where he assists issuers in connection with debt and equity private placements and advises on merger and acquisition transactions.  Prior to the formation of Donohoe Advisory in 2004, he served as Chief Counsel for the NASDAQ Listing Qualifications Department where he was responsible for the oversight and management of the NASDAQ hearing process and for developing and implementing listing standards and related policies.  Mr. Donohoe was employed by The NASDAQ Stock Market from 1995 through 2004. Mr. Donohoe received a B.A. in Economics from The University of Texas, Austin (1985) and a J.D. from the Catholic University of America (1988).

NASDAQ Listing Qualifications Panel
October 22, 2013

Katherine Roberson Petty, Donohoe Advisory Associates LLC, Advisor to the Company

Since February 2005, Ms. Petty has served as Senior Vice President for Donohoe Advisory Associates LLC, specializing in advising public and private companies on stock market listing matters and related corporate governance issues.  Prior to joining Donohoe Advisory, Ms. Petty served as Senior Counsel in the Office of General Counsel for The NASDAQ Stock Market.  She began her seven-year tenure with NASDAQ as an attorney within the Office of Listing Qualifications Hearings.  Ms. Petty graduated from the University of Missouri, Columbia in 1993 and received a J.D. from The John Marshall Law School in Chicago, Illinois in 1997.